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                                                                   EXHIBIT 10.14


                              SEPARATION AGREEMENT


This Separation Agreement is made by and between Landacorp, Inc. (the "Company") and Eugene Santa Cattarina.

TERMINATION/CHANGE OF CONTROL/SEVERANCE PACKAGE

If the Company terminates Cattarina's employment, not for cause, or Cattarina's position requires him to relocate to another location 50 miles or more from his current residence, after Cattarina executes this document, then Cattarina shall be entitled to a severance package equal to 100% of his current base salary, paid out in the normal payroll cycle, over a period of 1 year, less all applicable state and federal deductions.

During this 1-year period, as part of Cattarina's severance package, the Company also agrees to pay the COBRA rates, for the maximum COBRA benefit period, for any medical, dental and/or vision benefit elections that Cattarina had in effect prior to his departure. Subject to the terms of the plans, the Company may modify or terminate the health benefit plans at any time in its sole discretion.

Cattarina will also receive the above stated severance package if he chooses to leave the Company subsequent to a Change of Control with the Company, because of a material change/decrease in salary and/or in the level of scope and responsibility with his position.

In Witness Where of, the parties have executed this agreement on the respective dates set forth below.



Dated:                              By: /s/ Eugene Cattarina
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                                         Eugene Cattarina



Dated:                              By: /s/ Howard Cox
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                                        Howard Cox
                                        Board of Director
                                        Landacorp, Inc.